EXHIBIT 23.6


                    CONSENT OF KEEFE, BRUYETTE & WOODS, INC.


         We hereby consent to the use in this Registration Statement on Form S-4 of our letter to the Board of Directors of The Commerce Bancorporation included as Appendix C to the Prospectus/Joint Proxy Statement forming a part of this Registration Statement on Form S-4 and to all references to our firm in such Prospectus/Joint Proxy Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           /s/ Keefe, Bruyette & Woods, Inc.


July 16, 1998
New York, New York